Exhibit 10.21(m)

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

AMENDED AND RESTATED

INVENTORY FINANCING AGREEMENT

This Amended and Restated Inventory Financing Agreement (as from time to time amended and together with any Transaction Statements, as hereinafter defined, this “Agreement”) is among GE Commercial Distribution Finance Corporation (“CDF”), with its chief executive office and principal place of business at 5595 Trillium Boulevard, Hoffman Estates, Illinois 60192, and the persons listed in the section of this Agreement entitled “List of Dealers” (each, individually, a “Dealer” and, collectively, “Dealers”).

RECITALS

(a) Dealers do business together or are related entities.

(b) Dealers desired to have one common credit facility instead of separate credit facilities and obtained such a facility from CDF pursuant to that certain Inventory Financing Agreement dated as of June 24, 2010 (the “Existing Financing Agreement”).

(c) Dealers have requested that CDF increase such credit facility and CDF is willing to do so upon the terms and conditions set forth in this Agreement.

(d) This Agreement amends and restates the Existing Financing Agreement in its entirety. The parties acknowledge that the principal amount outstanding under the credit facility as of the close of business on the day prior to the date hereof is $121,901,333.18.

1. Extensions of Credit.

(a) CGI Payoff Advance. Dealers hereby represent that, as of the date hereof, Dealers are indebted to CGI Finance, Inc. (“CGI”) in the aggregate principal amount of $11,395,114.20, which funds were used by Dealers to purchase 9 units of Azimut brand inventory (“Existing Azimut Inventory”). Within ten (10) days following satisfaction of the Payoff Conditions (defined herein), CDF agrees to make available to Dealers an advance in the amount set forth in the payoff letter described in Section (i) below (which amount, for purposes of clarification, may differ from the amount set forth above) (the “CGI Payoff Advance”), to be used, together with funds from Dealers, to repay all indebtedness owing CGI in full. CDF’s obligation to make the CGI Payoff Advance is subject to CDF’s receipt of the following, satisfactory to CDF in its sole discretion (the “Payoff Conditions”): (i) a payoff letter from CGI, (ii) a termination of that certain Intercreditor Agreement between CDF and CGI, (iii) releases from CGI of all security interests and liens on the Existing Azimut Inventory, (iv) evidence that CDF has a perfected first lien security interest in the Existing Azimut Inventory, (v) evidence that there are no actions, proceedings, or unresolved disputes pending or threatened against Azimut by current customers of CDF, unless approved by CDF, and (vi) documents executed by Azimut, which were requested by CDF in order to establish Azimut as a Vendor, including a program terms letter and vendor agreement. Upon satisfaction of the Payoff Conditions, Azimut shall be added to Exhibit A as an Existing Vendor.

Inventory Financing Agreement

(b) Floor Plan Advances. Subject to the terms and conditions of this Agreement, CDF agrees to thereafter make available to Dealers extensions of credit on a revolving basis in such amounts as Dealers may from time to time request up to an aggregate total of two hundred five million dollars ($205,000,000.00) (the “Maximum Credit Amount”), minus (i) the outstanding amount of Approvals (as defined below) and (ii) the aggregate outstanding amount of any other Obligations of Dealers to CDF, to purchase inventory, which will be subject to a purchase money security interest in favor of CDF, from Dealers’ existing vendors identified on Exhibit A to this Agreement and any additional vendors acceptable to CDF in its sole discretion (such existing vendors and additional vendors, in each case until any such vendor shall be disapproved by written notice from CDF due to (x) such vendor’s failure to comply with any law, rule, regulation, order or decree; (y) such vendor’s failure to comply with any internal policies and procedures of CDF or any CDF Affiliate (as defined below) relating to import or export controls, anti-money laundering, anti-terrorism, securities law, banking law or regulation, fraud statutes and other similar laws and regulations and codes of ethical conduct (collectively, “Internal Policies”); or (z) any circumstance which may make CDF’s disbursement of any advance to such vendor illegal or otherwise in violation of any law, rule, regulation, order or decree applicable to CDF or any Internal Policies, each, a “Vendor” and, collectively, “Vendors”) and for other purposes (including the Pre-Owned Inventory Sublimit described below); provided, however, that (1) repayments from time to time of the outstanding balance of the indebtedness hereunder shall be available to be reborrowed pursuant to the terms and conditions of this Agreement; (2) if the Obligations hereunder outstanding at any time or from time to time exceed the Maximum Credit Amount, Dealers shall immediately (but in any event within two (2) Business Days) repay the Obligations in such amount necessary to eliminate such excess; provided that, in its reasonable discretion, CDF may immediately cease to make loans and/or to issue Approvals until such repayment occurs, and (3) notwithstanding anything else contained in this Agreement, (I) CDF may, in its reasonable discretion, immediately cease to make loans and/or to issue Approvals (x) upon the occurrence and during the continuance of any Default or upon the occurrence and during the continuance of any event which, with the giving of notice, the passage of time, or both would result in a Default, or (y) if any remittance for any Obligations is dishonored when first presented for payment, until such payment is honored; and (II) upon termination of this Agreement, Dealers shall repay to CDF all Obligations hereunder, plus interest accrued to the date of payment. If a Vendor is disapproved for any reason set forth above, such disapproval will only affect Dealers’ ability to request, and CDF’s obligation to fund, subsequent advances and will not require immediate repayment of previous advances with respect to inventory purchased from such disapproved Vendor. As of the Closing Date, all outstanding advances under the Existing Financing Agreement shall be deemed advances under this Agreement.

(c) Pre-Owned Inventory Advances and Sublimits. Subject to the overall Maximum Credit Amount set forth above and the terms and conditions of this Agreement, on and after the date hereof (the “Closing Date”), CDF agrees to make cash advances to Dealers with respect to pre-owned units of inventory; provided that such cash advances shall not exceed the Pre-Owned Inventory Sublimit and must comply with the pre-owned inventory advance terms set forth herein. Regardless of the amount of credit available to Dealers under the Maximum Credit Amount hereunder, CDF shall not provide extensions of credit to Dealers in excess of forty million dollars ($40,000,000.00) with respect to used or pre-owned inventory (the “Pre-Owned Inventory Sublimit”). Within such Pre-Owned Inventory Sublimit, (A) any advances with respect to units with applicable valuations of five hundred thousand dollars ($500,000.00) or more shall require unit specific documentation (including an advance request form), (B) CDF will not advance Dealers more than thirty million dollars ($30,000,000.00) of such Pre-Owned Inventory Sublimit for used or pre-owned inventory with applicable valuations of less than five hundred thousand dollars ($500,000.00) (the “Other Pre-Owned Sublimit”), and (C) CDF will not advance Dealers more than twenty million dollars ($20,000,000.00) of such Pre-Owned Inventory Sublimit for used or pre-owned inventory with applicable valuations of five hundred thousand dollars ($500,000.00) or more (the “Specific Pre-Owned Sublimit”).

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NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

(d) Advance Rates; Approvals. The advance rates with respect to pre-owned inventory as well as additional details of the financing program are set forth in any program terms letter executed by the parties hereto from time to time (collectively, the “Program Terms Letter”), the terms of which are incorporated herein by this reference. An “Approval” shall be defined as CDF’s indication to a Vendor that CDF is willing to provide financing to Dealers with respect to a particular invoice or invoices. Notwithstanding the foregoing, if any particular Vendor shall be the subject of any bankruptcy, reorganization, insolvency, receivership, dissolution, liquidation or similar proceeding, then CDF may reduce the applicable advance rates set forth in the Program Terms Letter with respect to any inventory sold by such Vendor after the date of such proceeding by up to ten percent (10%), or twenty percent (20%) for inventory that has a value in excess of $750,000. This Agreement concerns the extension of credit, and not the provision of goods or services.

(e) Re-Advances. Subject to the overall Maximum Credit Amount set forth above and the terms and conditions of this Agreement, on and after the Closing Date, CDF agrees to make cash advances to Dealers with respect to units of inventory (excluding used or pre-owned inventory) financed by CDF pursuant to Section 1(a) or 1(b) of this Agreement for which Dealers may have previously made payments to CDF; provided that such units of inventory have not previously been repaid in full, and further provided such cash advances shall not exceed (a) 100% of the original invoice amount with respect to such units, less (b) any curtailment amounts that have been required to be made by cash payment, offset, application of a Curtailment Offset under and as defined in that certain [****], dated the date hereof, between CDF and Dealers (as further amended, supplemented or otherwise modified from time to time, the “[****]”), or otherwise with respect to such units; provided, further, that such cash advances, in the aggregate, shall not exceed the Re-Advance Sublimit specified in the Program Terms Letter or, if not specified in such Program Terms Letter, twenty-five percent (25%) of the Maximum Credit Amount within any thirty (30) day period.

2. Financing Terms. Certain financial terms of any advance which CDF makes under this Agreement are set forth in the Program Terms Letter. In connection with financing an item of inventory for any Dealer, CDF will transmit or otherwise send to Dealer a “Transaction Statement” which is a record that may be authenticated and transmitted by CDF to such Dealer from time to time which identifies the Collateral financed and/or the advance made and the terms and conditions of repayment of such advance as provided in this Agreement. Dealers agree that a Dealer’s failure to notify CDF in writing of any objection to a Transaction Statement within thirty (30) days after a Transaction Statement is transmitted or otherwise sent to such Dealer shall constitute Dealers’ (a) acceptance thereof, (b) agreement that CDF is financing such inventory at Dealers’ request, and (c) agreement that such Transaction Statement will be incorporated herein by reference to the extent not inconsistent with the terms hereof. To the extent any Transaction Statement is inconsistent with the terms hereof, this Agreement (including any applicable Program Terms Letter) shall govern and control. If any Dealer objects to any Transaction Statement, such Dealer and CDF will work in good faith to resolve such objection within sixty (60) days after the applicable Transaction Statement is transmitted or otherwise sent to such Dealer. However, notwithstanding such objection, Dealers will pay CDF for such inventory in accordance with this Agreement. With respect to any advance CDF makes to a Vendor on behalf of a Dealer, CDF may apply against any such amount owed to Vendor any amount CDF is owed from such Vendor with respect to Free Floor Periods (each, a “CDF Credit”) or any other amounts CDF is owed from such Vendor. Notwithstanding the foregoing, Dealers agree to pay the full amount reflected on any Transaction Statement.

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3. Security Interest.

(a) Each Dealer hereby grants to CDF a security interest in all of the Collateral as security for all Obligations to CDF under this Agreement.

(b) “Collateral” means all personal property of each Dealer, whether such property or such Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including without limitation, all Accounts, Inventory, Equipment, other Goods, General Intangibles (including without limitation, Payment Intangibles), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property and Documents, any cash collateral such Dealer may have paid to CDF, and all Products and Proceeds of the foregoing; provided that “Collateral” shall exclude (i) all Fixtures (other than Goods affixed to Inventory) and (ii) all equipment leases and agreements between Dealers and vendors, but only to the extent such leases and agreements prohibit or restrict such Dealers from granting a security interest therein and such prohibition or restriction is not ineffective under Article 9 of the Illinois Uniform Commercial Code or any other applicable law, rule or regulation; provided, further, that “Collateral” shall include (x) all Accounts and General Intangibles arising under such equipment leases and agreements between Dealers and vendors and (y) all payments and other property received or receivable in connection with any sale or other disposition of such leases and agreements. Without limiting the foregoing, the Collateral includes each Dealer’s right to all Vendor Credits (as defined below). Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing property, and all computers, disks, tapes, media and other devices in which such records are stored. For purposes of this Section 3 only, capitalized terms used in this Section 3, which are not otherwise defined, shall have the meanings given to them in Article 9 of the Illinois Uniform Commercial Code.

(c) “Obligations” means all indebtedness and other obligations of any nature whatsoever of each Dealer to CDF and/or to any person that at any time directly or indirectly controls, is controlled by, or is under common control with CDF, any and all direct and indirect subsidiaries, affiliates and parent companies of CDF and any and all direct and indirect subsidiaries, affiliates and parent companies of any such person (each, a “CDF Affiliate”), whether such indebtedness or other obligations arise under this Agreement or any other existing or future agreement between or among any one or more Dealers, CDF and/or a CDF Affiliate or otherwise, and whether for principal, interest, fees, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, indirect, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise.

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(d) “Vendor Credits” means all of each Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due a Dealer from a Vendor.

(e) CDF will not exercise sole dominion and control over any Deposit Account included in the Collateral except as contemplated by Section 12 of this Agreement after a Default.

4. Representations and Warranties. Each Dealer represents and warrants that at the time of execution of this Agreement and at the time of each approval and each advance hereunder:

(a) such Dealer is in good standing in its jurisdiction of organization and is qualified to transact business in each other jurisdiction in which the nature of its business or property requires such qualification, unless failure to so qualify could not result, individually or in the aggregate, in a Material Adverse Effect (as defined below);

(b) such Dealer does not conduct business under any trade styles or trade names except as disclosed by such Dealer to CDF in writing and except to the extent that such conduct could not result, individually or in the aggregate, in a Material Adverse Effect;

(c) such Dealer has all the necessary authority to enter into and perform this Agreement, and the execution, delivery and performance of this Agreement will not violate (i) such Dealer’s organizational documents, (ii) any agreement binding upon it, unless such violation could not result, individually or in the aggregate, in a Material Adverse Effect, or (iii) any law, rule, regulation, order or decree, unless such violation could not result, individually or in the aggregate, in a Material Adverse Effect;

(d) such Dealer keeps its records respecting accounts and chattel paper at its chief executive office identified below and keeps the Collateral only at locations permitted by Section 5(b)(xiii) of this Agreement;

(e) this Agreement correctly sets forth such Dealer’s true legal name, the type of its organization, the jurisdiction in which such Dealer is incorporated or otherwise organized, and such Dealer’s organizational identification number, if any, in each case, as of the date hereof;

(f) all information supplied by such Dealer to CDF, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete in all material respects;

(g) all advances and other transactions hereunder are for business purposes and not for personal, family, household or any other consumer purposes;

(h) such Dealer has good title to all Collateral in which it purports to have any interest;

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(i) there are no actions or proceedings pending or threatened against Dealers which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(j) on the Closing Date, neither a Default nor an event which, with the giving of notice, the passage of time, or both, would result in a Default has occurred and is continuing, and, at the time of each approval and each advance hereunder, a Default has not occurred and is not continuing.

“Material Adverse Effect” means a material adverse effect in (i) Dealers’ business, operations or financial condition, taken as a whole, (ii) the performance and enforceability of this Agreement, (iii) any portion of the Collateral in excess of one million dollars ($1,000,000.00), or (iv) the perfection and priority of CDF’s Liens in the Collateral.

5. Covenants.

(a) Until sold as permitted by this Agreement, each Dealer shall own all of its Collateral financed by CDF free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”), other than:

(i) Liens in favor of CDF;

(ii) purchase money Liens on Dealers’ new inventory manufactured by vendors that have been disapproved by CDF;

(iii) Liens on Dealers’ new, used and pre-owned inventory manufactured by vendors that have been disapproved by CDF; provided that such Liens are subject to subordination or intercreditor agreements in form and substance acceptable to CDF, in its sole discretion, whereby CDF subordinates its Liens in such inventory;

(iv) Liens for taxes, assessments or other governmental charges that are not due or payable or that are due or payable, but are being diligently contested in good faith by appropriate proceedings; provided that such contested taxes, assessments or other governmental charges do not exceed five hundred thousand dollars ($500,000.00) in aggregate at any time;

(v) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not yet due or payable; provided, however, that Liens of landlords are permitted only to the extent that such Liens are subordinate to the Liens in favor of CDF pursuant to an agreement in form and substance acceptable to CDF or if such subordination is not required pursuant to the terms of the Program Terms Letter;

(vi) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

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(vii) existing Liens identified in Exhibit B to this Agreement, but only to the extent securing the indebtedness identified in such Exhibit; provided that the amount of such indebtedness does not exceed the outstanding amounts thereof on the date of this Agreement;

(viii) Liens for capital leases and equipment financing in a combined aggregate amount not exceeding ten million dollars ($10,000,000.00), but only to the extent encumbering the property leased under such capital leases or acquired with the proceeds of such equipment financing; and

(ix) Liens on or with respect to cash collateral to secure (a) obligations to depository institutions with respect to deposit and treasury management services provided by such institutions to Dealers of up to one million dollars ($1,000,000.00) in the aggregate, and (b) reimbursement obligations under letters of credit of up to three million five hundred thousand dollars ($3,500,000.00) in the aggregate; provided that the amount of cash collateral securing the obligations described in clauses (a) and (b) of this Section 5(a)(ix) shall not exceed three million five hundred thousand dollars ($3,500,000.00) in the aggregate at any time.

(b) Each Dealer will:

(i) keep all Collateral at locations permitted by Section 5(b)(xiii) of this Agreement and keep all tangible Collateral in good order, repair and operating condition and insured as required herein;

(ii) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement;

(iii) permit CDF and its designees, without notice, to inspect the Collateral (including, without limitation, each certificate of title or statement of origin issued for Collateral financed by CDF) during normal business hours and at any other time CDF deems desirable (and such Dealer hereby grants CDF and its designees an irrevocable license to enter such Dealer’s business locations during normal business hours without notice to such Dealer to account for and inspect all Collateral and to examine and copy such Dealer’s books and records related to the Collateral);

(iv) keep complete and accurate records of its business, including inventory, accounts and sales; and permit CDF and its designees to inspect and copy such records upon request;

(v) furnish CDF with such additional information regarding the Collateral and such Dealer’s business and financial condition as CDF may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth below);

(vi) immediately notify CDF of any material adverse change in the Dealers’ business, operations or financial condition taken as a whole or any reduction in the aggregate value of the Collateral of five hundred thousand dollars ($500,000.00) or more;

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(vii) execute (or cause any third party in possession of Collateral to execute) all documents CDF requests to perfect and maintain CDF’s security interest in the Collateral;

(viii) upon CDF’s request, (i) at any time the aggregate Obligations with respect to any Collateral or Dealer located in Ohio exceeds eight million dollars ($8,000,000.00), deliver to CDF immediately upon such request (and CDF may retain) each certificate of title or statement of origin issued for such Collateral financed by CDF, and (ii) at any time during the continuance of a Default, deliver to CDF immediately upon such request (and CDF may retain) each certificate of title or statement of origin issued for Collateral financed by CDF;

(ix) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires;

(x) notify CDF of the commencement of any material legal proceedings against such Dealer;

(xi) comply with all laws, rules and regulations applicable to such Dealer, including without limitation, the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls or anti-money laundering;

(xii) conduct business only under such trade styles and trade names as such Dealer has disclosed to CDF in writing prior to such conduct;

(xiii) only permit Eligible Inventory Collateral to be located at, or in-transit domestically to and from, locations described in Exhibit C to this Agreement and at such other locations in the United States disclosed to CDF in writing at least fifteen (15) days prior to such Dealer’s use of such location (but excluding the locations of any consigned inventory), unless CDF otherwise agrees to such location or consignment in writing (collectively, the “Permitted Locations”); provided that such fifteen (15) day notice and CDF approval shall not be required for inventory (including consigned inventory not financed by CDF hereunder) with an aggregate invoice amount of less than five million dollars ($5,000,000.00) located at other locations (including locations outside of the United States, but excluding boat shows) for up to thirty (30) days per unit and, provided, further, that such notice shall be reduced to one (1) day and CDF approval shall not be required for inventory (excluding consigned inventory) with an aggregate invoice amount of less than five million dollars ($5,000,000.00) located at boat shows for up to thirty (30) days;

(xiv) provide to CDF, when requested by CDF, a copy of such Dealer’s organizational documents, and will provide to CDF any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying such Dealer’s true and correct legal name as CDF may request from time to time; and

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(xv) only permit MarineMax Vacations, Ltd. to hold Eligible Inventory Collateral with an aggregate invoice amount of not more than two million dollars ($2,000,000); provided that such inventory shall at all times be used by MarineMax Vacations, Ltd. in connection with its charter business or businesses directly related thereto.

(c) Financial Covenants. Dealers covenant and agree that, so long as any of the Obligations to CDF remain outstanding or this Agreement remains in effect, even if no Obligations to CDF are outstanding, Dealers shall:

(i) maintain at all times a ratio of Debt to Tangible Net Worth of not more than 2.75 to 1.0 measured as of fiscal quarter end June 30, 2013 and each successive fiscal quarter end thereafter; and

(ii) maintain at all times a Current Ratio of not less than 1.2 to 1.0 as of fiscal quarter end June 30, 2013 and each successive fiscal quarter end thereafter.

For purposes of this Section 5(c), in each case calculated for Dealers on a consolidated basis: “Current Ratio” shall mean the ratio, calculated in accordance with generally accepted accounting principles as of the date hereof (“GAAP”), of (A) current assets determined in accordance with GAAP to (B) current liabilities determined in accordance with GAAP less balloon payments due on real estate loans which CDF in its reasonable discretion expects to be refinanced; “Debt” shall mean all obligations, contingent or otherwise, which, in accordance with GAAP, should be classified on the balance sheet as liabilities, and in any event including capital leases, Contingent Liabilities that are required to be disclosed and quantified in notes to financial statements in accordance with GAAP, and liabilities secured by any Lien on any property regardless of whether such secured liability is with or without recourse; “Tangible Net Worth” shall mean the shareholders’ equity determined in accordance with GAAP, minus items treated as intangible assets under GAAP, amounts owing by any employee, officer or other affiliate, other than draws to commissioned and seasonally compensated employees and advances made for customary travel expenses incurred in the conduct of Dealers’ business, and any other assets that cannot be identified as tangible assets to CDF’s reasonable satisfaction; and “Contingent Liabilities” shall mean any obligation, contingent or otherwise, of any Dealer guaranteeing or having the economic effect of guaranteeing any Debt or obligation of another in any manner, whether directly or indirectly, including without limitation any obligation of such Dealer, direct or indirect, (X) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or any security for the payment thereof, (Y) to purchase property or services for the purpose of assuring the owner of such Debt of its payment, or (Z) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation.

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NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

(d) No Dealer will, without CDF’s prior written consent:

(i) use (except for demonstration purposes), rent, lease, sell, transfer, consign (except consigned inventory located at locations permitted by Section 5(b)(xiii) of this Agreement), license, encumber or otherwise dispose of any Collateral except for sales of inventory at retail in the ordinary course of such Dealer’s business and except for Collateral with an aggregate value not exceeding five hundred thousand dollars ($500,000.00) in any one calendar year;

(ii) sell or otherwise transfer inventory to a Dealer Affiliate (as defined below), except in accordance with
Section 5(e) of this Agreement;

(iii) engage in any other material transaction not in the ordinary course of such Dealer’s business with respect to the Collateral or which would result, individually or in the aggregate, in a Material Adverse Effect;

(iv) change the nature of its business in any material manner or its legal structure or be a party to a merger or consolidation (other than a merger or consolidation of a Dealer with or into another Dealer) or change its type of organization, its jurisdiction of incorporation or organization, or its organizational identification number, if any, or acquire any person or entity (an “Acquired Person”) or a substantial portion of the assets of any person or entity (“Acquired Assets”), except that Dealers may acquire an Acquired Person or Acquired Assets, if (A) Dealers provide CDF with thirty (30) days’ prior written notice of such acquisition, accompanied by a certificate of Dealers’ chief financial officer that such acquisition complies with the conditions of this Section 5(d)(iv) and copies of pro forma financial statements and projections giving effect to such acquisition, (B) immediately after any such acquisition of an Acquired Person, such Acquired Person becomes a party to this Agreement as a Dealer by executing and delivering to CDF such documents and agreements as CDF may reasonably require, at Dealers’ cost and expense, (C) immediately after any such acquisition of Acquired Assets, CDF shall continue to have a first-priority perfected security interest in such Acquired Assets that constitute “Collateral” (as defined herein) and the other Collateral, (D) at the time of such acquisition and after giving effect thereto, neither a Default nor an event which, with the giving of notice, the passage of time, or both, would result in a Default, shall have occurred and be continuing, (E) before and after giving effect to such acquisition, as illustrated by the pro forma financial statements and projections provided to CDF pursuant to clause (A) above, Dealers shall be in compliance with the financial covenants set forth in Section 5(c) as of the most recently ended fiscal quarter and the next four fiscal quarters ending after such acquisition, (F) the total acquisition cost of such Acquired Person or Acquired Assets (including, without limitation, acquired inventory) shall not exceed ten million dollars ($10,000,000) individually or twenty-five million dollars ($25,000,000) in the aggregate in any rolling twelve-month period for all such Acquired Persons and Acquired Assets, collectively; provided, however, if such acquisition does not comply with this clause (F), then CDF shall not unreasonably withhold its consent to such acquisition, and (G) at the time of such acquisition, Availability (as defined in the Program Terms Letter) shall be at least five million dollars ($5,000,000) and the sum of Dealers’ cash, plus the balance of the [****] (as defined in the [****]), plus Availability shall be at least fifteen million dollars ($15,000,000; provided, however, that notwithstanding anything in this Section to the contrary, MarineMax Vacations, Ltd. shall not be required to become a party to this Agreement as a Dealer.

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(v) change its name or conduct business under a trade style or trade name other than those disclosed by such Dealer to CDF in writing without giving CDF at least thirty (30) days’ prior written notice thereof;

(vi) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper;

(vii) change the state in which it is incorporated or otherwise organized (except upon thirty (30) days’ prior written notice to CDF);

(viii) finance on a secured basis with any Vendor or any third party the acquisition of inventory of the same brand as any new inventory financed or to be financed by CDF;

(ix) store Collateral financed by CDF with any third party except for Collateral at locations permitted by Section 5(b)(xiii) of this Agreement;

(x) incur secured or unsecured debt in excess of one hundred thirty million dollars ($130,000,000.00), excluding debt incurred pursuant to this Agreement; or

(xi) pay cash dividends or make other cash distributions with respect to or repurchase Stock of Dealers in an aggregate amount during the term of this Agreement in excess of Dealers’ cumulative net income (incurred from March 31, 2013 through the term hereof) plus thirty million dollars ($30,000,000.00). For purposes of this Agreement, “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a person (other than an individual), whether voting or non-voting.

For purposes of this Agreement, a “Dealer Affiliate” means any person that: (i) directly or indirectly controls, is controlled by or is under common control with a Dealer, (ii) directly or indirectly owns 5% or more of a Dealer, (iii) is a director, partner, manager, or officer of a Dealer or an affiliate of a Dealer, or (iv) any natural person related to a Dealer or an affiliate of a Dealer.

(e) Notwithstanding the provisions of Section 5(d)(ii) of this Agreement, a Dealer may sell or otherwise transfer inventory to another Dealer who is a signatory to this Agreement. The parties agree that any such inventory that is sold or otherwise transferred at any time by one Dealer to another shall be and remain Collateral and shall continue to secure the Obligations.

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(f) Each Dealer, within ten (10) days of the end of each calendar year, will provide a list of all locations where Collateral is or may be kept, including information as to whether the property is owned or leased, any Liens or other encumbrances on such property, and if leased, the name of the lessor, the lease term, and any other information CDF shall request. If any Collateral location is subject to a mortgage, deed of trust, or other Lien in favor of any person other than CDF, except any Lien permitted by Section 5(a) of this Agreement, Dealers agree to promptly obtain an agreement from such person, waiving such person’s Lien on the Collateral and providing CDF reasonable access thereto, in form and substance acceptable to CDF and duly executed and delivered by such person.

6. Insurance.

(a) All risk of loss, damage to or destruction of Collateral shall at all times be on Dealers. Each Dealer shall keep all of its tangible Collateral insured for full value against all insurable risks, under policies delivered to CDF, on terms and with insurers reasonably acceptable to CDF, with CDF as the loss payee (with respect to any claim in excess of two hundred fifty thousand dollars ($250,000.00) per occurrence), assignee or additional insured, as appropriate. Such insurance shall be subject to cancellation or change only (i) upon ten (10) days written notice to CDF for non-payment of premium or (ii) upon thirty (30) days written notice to CDF for all other reasons, and shall provide that CDF’s interests will not be impaired by any failure of Dealers to comply with the terms of such insurance or by any exercise of remedies by CDF with respect to the property insured. With respect to any claim during the continuance of any Default, CDF is authorized, but not required, to act as attorney-in-fact for each Dealer in adjusting and settling any insurance claims under any such policy and in endorsing any checks or drafts drawn by insurers. To facilitate the exercise of such rights by CDF, each Dealer has executed and delivered to CDF a Power of Attorney, which CDF agrees not to exercise any rights under unless a Default has occurred and is continuing. In addition, at any time (before and after the occurrence of any Default), (A) each Dealer shall promptly remit to CDF in the form received, with all necessary endorsements, all proceeds of such insurance which such Dealer may receive, and (B) CDF, at its election, shall either apply any proceeds of insurance it may receive toward payment of the Obligations or pay such proceeds to such Dealer or any other Dealer.

(b) Except as otherwise required by Section 6(a) of this Agreement, Dealers shall (i) keep their insurable property adequately insured at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, (ii) maintain in full force and effect public liability and workers compensation insurance, in amounts customary for such similar companies to cover normal risks, by insurers reasonably satisfactory to CDF, and (iii) maintain such other insurance as may be required by law or reasonably requested by CDF. Dealers shall deliver evidence of renewal of each insurance policy on or before the date of its expiration, and from time to time shall deliver to CDF, on or before the date hereof, and thereafter upon demand, evidence of the maintenance of such insurance. Dealers shall delivery promptly to CDF copies of all reports provided to insurers by any Dealer.

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(c) The following notice is given pursuant to Section 180/15 of the Collateral Protection Act set forth in Chapter 815 Section 180/1 of the Illinois Compiled Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of this Agreement: UNLESS DEALER PROVIDES EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY DEALERS’ AGREEMENT WITH CDF, CDF MAY PURCHASE INSURANCE AT DEALERS’ EXPENSE TO PROTECT CDF’S INTEREST IN SUCH DEALER’S COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT SUCH DEALER’S INTEREST. THE COVERAGE THAT CDF PURCHASES MAY NOT PAY ANY CLAIM THAT SUCH DEALER MAKES OR ANY CLAIM THAT IS MADE AGAINST SUCH DEALER IN CONNECTION WITH THE COLLATERAL. SUCH DEALER MAY LATER CANCEL ANY INSURANCE PURCHASED BY CDF, BUT ONLY AFTER PROVIDING CDF EVIDENCE THAT SUCH DEALER HAS OBTAINED INSURANCE AS REQUIRED UNDER THIS AGREEMENT. IF CDF PURCHASES INSURANCE FOR ANY COLLATERAL, DEALERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES CDF MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO DEALERS’ TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE A DEALER MAY BE ABLE TO OBTAIN ON ITS OWN.

7. Financial Statements. Unless waived by CDF, Dealers will deliver to CDF, in a form reasonably satisfactory to CDF: (a) Dealers’ audited year-end balance sheet and audited annual profit and loss statement for each fiscal year after the date hereof, prepared on a consolidated basis, within twenty (20) days after the same are prepared but in no event later than one hundred and twenty (120) days after the end of each fiscal year, accompanied by an unqualified opinion of independent certified public accountants acceptable to CDF; (b) within sixty (60) days after the end of each of such Dealers’ fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealers’ operations on a consolidated basis for such quarter; (c) within thirty (30) days after the end of Dealers’ fiscal months, a reasonably detailed balance sheet and income statement as of the last day of such month covering Dealers’ operations for such month, on a consolidated basis; (d) within thirty (30) days prior to Dealers’ year-end, Dealers’ financial projections for the next fiscal year on a consolidated basis; (e) concurrently with the delivery of the financial statements required to be delivered under clauses (a) and (b), above, a compliance certificate in the form attached hereto as Exhibit D, executed by an officer of Dealers, and (f) within ten (10) days after CDF’s reasonable request, any other information relating to the Collateral or the financial condition of any Dealer or Dealers. Each Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealers are and will be true and correct in all material respects and, with respect to all quarterly and annual financial statements, prepared in accordance with GAAP consistently applied in all material respects, and there has been no material adverse change in the financial or business condition of Dealers, taken as a whole, since the submission to CDF of such financial statements, and Dealers acknowledge CDF’s reliance thereon.

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8. Payment Terms. Each Dealer will pay CDF the principal amount of the Obligations owed CDF on each item of Collateral financed by CDF upon the occurrence of any of the following events, subject to the Program Terms Letter: (a) when such Collateral is lost, stolen or materially damaged and such loss or damage is the subject of an insurance claim payable to CDF as loss payee, (i) a portion of the principal amount of the Obligations with respect to such Collateral equal to such principal amount, minus the insurance claim amount (net of any applicable deductible) immediately after such loss or damage or after the determination of the claim amount or the deductible amount, as applicable, and (ii) the remaining principal amount of the Obligations with respect to such Collateral immediately upon the earlier of (A) receipt of any proceeds of such insurance (including, without limitation, receipt of any proceeds made payable to such Dealer and CDF jointly) or rejection or denial of such claim and (B) thirty (30) days (or such later date as CDF may agree in writing) after such loss or damage; (b) when such Collateral is lost, stolen or materially damaged and such loss or damage is not the subject of an insurance claim payable to CDF as loss payee, immediately after such loss or damage; (c) when Collateral is sold, transferred, rented, leased, consigned (unless Dealer has complied with CDF’s documentation requirements and CDF has consented in writing to such consignment arrangement), otherwise disposed of, or its payment term has matured, immediately upon the earlier of (i) Dealer’s receipt of the proceeds thereof, and (ii) seven (7) calendar days after such occurrence; and (d) when otherwise required under the terms of this Agreement. In addition, each Dealer will pay CDF the required principal amount of the Obligations owed CDF on each item of Collateral financed by CDF in strict accordance with any curtailment schedule or other curtailment or repayment provisions for such Collateral as described in the Program Terms Letter. The initial payment terms, curtailment terms and advance rates with respect to Dealers’ financing program hereunder are set forth in the Program Terms Letter. Subsequent financing program terms, or changes to Dealers’ then current financing program terms, may be set forth in an amended Program Terms Letter executed by the parties hereto. If a Dealer is required to make immediate payment to CDF of any past due obligation discovered during any Collateral review, or at any other time, CDF’s acceptance of such payment shall not be construed to have waived or amended the terms of its financing program. Each Dealer will send all payments to CDF as directed. CDF may apply: (1) payments to reduce finance charges first and then principal, regardless of a Dealer’s instructions; and (2) principal payments to the oldest (earliest) invoice for Collateral financed by CDF, but, in any event, all principal payments, may, in CDF’s sole discretion, first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any Vendor Credit granted to any Dealer for any Collateral will not reduce the Obligations Dealers owe CDF until CDF has received payment therefor in cash. Each Dealer will: (A) pay CDF even if any Collateral is defective or fails to conform to any warranties extended by any third party; and (B) indemnify and hold CDF harmless against all claims and defenses asserted by any buyer of any Collateral. Each Dealer waives all rights of setoff such Dealer may have against CDF. Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges. In addition to the other provisions of this Agreement, in order to adequately secure Dealers’ Obligations to CDF, Dealers shall, at CDF’s request, immediately pay CDF the amount necessary to reduce the sum of outstanding advances hereunder to an amount which does not exceed the amount available to be borrowed pursuant to the provisions of the Program Terms Letter. For purposes of this Agreement, “Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business.

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9. Calculation of Charges.

(a) Dealers shall pay fees, charges and interest (collectively, “Charges”) with respect to each advance in accordance with this Agreement and pursuant to the terms of the Program Terms Letter. Dealers shall pay CDF its customary Charges for any check or other item which is returned unpaid to CDF. Unless otherwise provided in this Agreement, the following additional provisions shall be applicable to Charges: (i) any reference to “One month Libor” rate shall mean for any calendar month the “One month Libor” rate published in the “Money Rates” column of The Wall Street Journal on the first Business Day of such month; (ii) all Charges shall be paid by Dealers monthly pursuant to the terms of the billing statement in which such Charges appear; (iii) interest on each advance and principal amount of the Obligations related thereto shall be computed each calendar month on the sum of the daily balances thereof during such month divided by thirty (30) and (A) in the case where a monthly rate of interest is provided for, multiplied by the monthly rate provided for in this Agreement; or (B) in the case where an annual rate of interest is provided for, multiplied by one-twelfth of the annual rate provided for in this Agreement; or (C) in the case where a daily rate of interest is provided for, multiplied by such daily rate and multiplied by thirty (30); (iv) interest on an advance shall begin to accrue on the Start Date which shall be defined as the earlier of: (A) the invoice date referred to in the Vendor’s invoice; or (B) the ship date referred to in the Vendor’s invoice; or (C) the date CDF makes such advance; provided, however, if a Vendor fails to fully pay, by honoring or paying any CDF Credit or otherwise, the interest or other cost of financing such inventory during the period between the Start Date and the end of the Free Floor Period (as defined below), then Dealers shall pay such interest to CDF on demand as if there were no Free Floor Period with respect to such inventory; (v) for the purpose of computing Charges, any payment will be credited pursuant to CDF’s payment recognition policy, as in effect from time to time; and (vi) advances or any part thereof not paid when due (and Charges not paid when due, at the option of CDF, shall become part of the principal amount of the Obligations and) shall bear interest at the Default Rate (as defined below). For purposes of this Agreement, the following definitions shall apply: “Default Rate” shall mean the lesser of 3% per annum above the rate in effect immediately prior to the Default or the highest lawful contract rate of interest permitted under applicable law; “Free Floor Period” shall mean a period equal to the number of days during which a Vendor agrees to assume the cost of financing Collateral purchased by a Dealer by granting CDF a CDF Credit.

(b) CDF intends to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein, in any Transaction Statement, or in any other document, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If CDF ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, CDF will apply such excess amount to the reduction of the unpaid principal balance which any Dealer owes, and then will pay any remaining excess to such Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealers and CDF shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. CDF will recognize and credit payments made by check, ACH, federal wire, or other acceptable means, according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding CDF payment recognition policies is available from Dealers’ CDF representative or the CDF website, or will be communicated pursuant to Section 10(b) of this Agreement.

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10. Billing Statement/Fees; Right to Modify Charges and Other Terms.

(a) CDF will transmit or otherwise send to each Dealer a monthly billing statement identifying all charges due on such Dealer’s account with CDF. The charges specified on each billing statement will be (1) due and payable no later than the fifteenth (15th) day of the month in which such billing statement is transmitted to or received by Dealer, and (2) an account stated, unless CDF receives a Dealer’s written objection thereto within fifteen (15) days after it is transmitted or otherwise sent to Dealers. If CDF does not receive, by the 25th day of any given month, payment of all charges accrued to a Dealer’s account with CDF during the immediately preceding month, Dealers will (to the extent allowed by law and if requested by CDF) pay CDF a late fee equal to the greater of five dollars ($5.00) or five percent (5%) of the amount of such charges (payment of such fee does not waive the default caused by the late payment). CDF may adjust the billing statement at any time to conform to applicable law and this Agreement.

(b) CDF may charge one or more fees in connection with the servicing and administration of a Dealer’s account, as set forth herein and in the Program Terms Letter.

11. Default. The occurrence of one or more of the following events shall constitute a default by Dealers (a “Default”):

(a) a Dealer shall either (1) fail to pay any principal amount of Obligations owed to CDF when due (without any grace period) or (2) fail to pay any interest or other Obligations owed to CDF within fifteen (15) days after the due date therefore;

(b) any representation made to CDF by or on behalf of Dealers shall not be true when made;

(c) if a Dealer shall breach any covenant (other than any covenant contained in Section 5(c) of this Agreement), warranty or agreement to or with CDF and such breach shall not be cured within thirty (30) days after the earlier of (i) knowledge thereof by an officer of any Dealer and (ii) written notice of such breach is delivered by CDF to any Dealer; provided that, if such breach is subject to cure and Dealers are diligently pursuing cure by appropriate means at the end of such thirty (30) days, then Dealers shall have an additional thirty (30) days thereafter to complete the cure of such breach; provided, however, that, if such breach is of the covenant contained in Section 5(h) of this Agreement, the cure periods set forth herein shall not apply and such breach shall immediately result in a Default hereunder;

(d) Dealers shall breach any covenant contained in Section 5(c) of this Agreement as of the end of two (2) consecutive fiscal months or as of the end of more than two (2) months in any twelve (12) month period;

(e) a Dealer (including, if a Dealer is a partnership or limited liability company, any partner or member of a Dealer) shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern other than mergers or consolidations permitted by Section 5(d)(iv) of this Agreement;

(f) any letter of credit provided by a Dealer to CDF with respect to any Obligations or Collateral shall terminate or not be renewed at least sixty (60) days prior to its stated expiration or maturity;

(g) a Dealer abandons any Collateral with an aggregate value exceeding five hundred thousand dollars ($500,000.00) in any twelve (12) month period;

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NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

(h) a Dealer shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property and such proceeding commenced against it or any of its property shall not be dismissed or otherwise discharged within sixty (60) days thereafter (an “Automatic Default”);

(i) an attachment, sale or seizure shall be issued or shall be executed against assets of any Dealer with a value exceeding five hundred thousand dollars ($500,000.00) in the aggregate in any twelve (12) month period;

(j) a Dealer shall file or authorize the filing of any correction or termination statement with respect to any Uniform Commercial Code (the “UCC”) filing made by CDF in connection herewith;

(k) any third party shall file any correction or termination statement with respect to any UCC filing made by CDF in connection herewith and Dealers shall fail to perfect CDF’s security interest in the Collateral and re-establish the first-priority thereof within thirty (30) days after the filing of such correction or termination statement;

(l) a material adverse change shall occur in the business, operations or financial condition of Dealers, taken as a whole;

(m) (i) a Dealer fails to make any payment in excess of [****] when due with respect to any debt owed to any third party (including CDF Affiliates) of [****] or more in the aggregate and such failure shall continue after any applicable notice, grace or cure period therefor; or (ii) a default shall occur, or a Dealer shall give or receive notice of default, with respect to any debt owed to any third party (including CDF Affiliates) of one million dollars ($1,000,000.00) or more in the aggregate and such default shall entitle such third party to declare such debt due and payable prior to its stated maturity or to exercise any other right or remedy or take any adverse action with respect thereto; or (iii) a default shall occur, or a Dealer shall give or receive notice of default, with respect to any debt owed to any third party (including CDF Affiliates) of two hundred fifty thousand dollars ($250,000.00) or more in the aggregate and such third party shall have declared such debt due and payable prior to its stated maturity or exercised any other right or remedy or taken any adverse action with respect thereto;

(n) any final judgment against any Dealer for the payment of one million dollars ($1,000,000.00) or more in excess of insurance, and such judgment shall remain unstayed and unpaid for over thirty (30) days; or

(o) any events shall occur which, but for the dollar thresholds set forth in this Section 11, would constitute Defaults hereunder and, in the aggregate, such events relate to asset values, Collateral values, or payments in excess of two million dollars ($2,000,000.00) in any twelve (12) month period.

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12. Rights and Remedies Upon Default. Upon the occurrence of a Default, CDF shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. Upon the occurrence of a Default, CDF may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Each Dealer waives notice of intent to accelerate, and of acceleration of any Obligations. Upon the occurrence of a Default, CDF may exercise control over any Deposit Accounts (as defined in Article 9 of the Illinois Uniform Commercial Code) included in the Collateral and apply any balances on deposit therein to the Obligations in such order and amount as CDF may elect. Upon the occurrence of a Default, CDF may enter any premises of any one or more of Dealers, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. Upon the occurrence of a Default, if CDF requests, each Dealer shall cease disposition of and shall assemble the Collateral and make it available to CDF, at Dealers’ expense, at a convenient place or places designated by CDF. Upon the occurrence of a Default, CDF may take possession of the Collateral or any part thereof on any one or more of Dealers’ premises and cause it to remain there at Dealers’ expense, pending sale or other disposition. Each Dealer agrees that the sale of inventory by CDF to a person who is liable to CDF under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and each Dealer waives any provision of such laws to that effect. Each Dealer agrees that the repurchase of inventory by a Vendor pursuant to a repurchase agreement with CDF shall be a commercially reasonable method of disposition. Dealers shall be jointly and severally liable to CDF for any deficiency resulting from CDF’s disposition of any Collateral, including without limitation a repurchase by a Vendor, regardless of any subsequent disposition thereof. No Dealer is a beneficiary of, nor has any right to require CDF to enforce, any repurchase agreement. Any notice of a disposition shall be deemed reasonably and properly given if given to a Dealer at least ten (10) days before such disposition. If a Dealer fails to perform any of its obligations under this Agreement, CDF may perform the same in any form or manner CDF in its reasonable discretion deems necessary or desirable, and all monies paid by CDF in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of CDF’s rights and remedies shall be cumulative. At CDF’s request, or without request in the event of an Automatic Default, each Dealer shall pay all Vendor Credits to CDF as soon as the same are received for application to the Obligations. Each Dealer authorizes CDF to collect such amounts directly from Vendors and, upon request of CDF, shall instruct Vendors to pay CDF directly. Each Dealer irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment or appeal thereof. During the continuation of a Default, CDF’s election to extend or not extend credit to a Dealer is solely at CDF’s discretion. If a Default is in effect, and without regard to whether CDF has accelerated any Obligations, CDF may, without notice, apply the Default Rate.

13. Power of Attorney. Each Dealer authorizes CDF to: (a) file financing statements describing CDF as “Secured Party,” such Dealer as “Debtor” and indicating the Collateral; (b) authenticate, execute or endorse on behalf of such Dealer any instruments, chattel paper, certificates of title, manufacturer statements of origin, builder’s certificate, financing statements and amendments thereto, or other notices or records comprising or related to Collateral or evidencing financing under the Agreement or evidencing or maintaining the perfection of the security interest granted hereby, as attorney-in-fact for such Dealer; and (c) supply any omitted information and correct errors in any documents between CDF and such Dealer. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

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14. Collection and Other Costs. Dealers shall pay to CDF on demand all reasonable attorneys’ fees and legal expenses and other costs and expenses incurred by CDF in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing its Lien on the Collateral and collecting any Obligations, or in connection with the negotiation and execution of this Agreement and any modification thereof, any Default or in connection with any action or proceeding under any bankruptcy or insolvency laws or incurred pursuant to an arbitration proceeding involving a Dealer or any Collateral. All fees, expenses, costs and other amounts described in this Section 14 shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

15. Information. Each Dealer irrevocably authorizes CDF to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to Dealers (including, to the extent permitted by law, any equity holders of any Dealer, unless the equity of such Dealer is publicly-traded on a recognized exchange). CDF may provide to any CDF Affiliate or any third parties any financial, credit or other information regarding Dealers that CDF may at any time possess, whether such information was supplied by Dealers to CDF or otherwise obtained by CDF. Further, each Dealer irrevocably authorizes and instructs any third parties (including without limitation, any Vendors or customers of Dealers) to provide to CDF any credit, financial or other information regarding Dealers that such third parties may at any time possess, whether such information was supplied by any Dealer to such third parties or otherwise obtained by such third parties.

16. Dealers’ Claims Against Vendors. No Dealer will assert against CDF any claim or defense such Dealer may have against any Vendor whether for breach of contract, warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses a Dealer may have against a Vendor shall not affect Dealers’ liabilities or obligations to CDF.

17. Term and Termination. Unless sooner terminated as provided in this Agreement, the term of this Agreement shall commence on the date hereof and continue until June 28, 2016 and, if CDF provides written notice to Dealers of CDF’s intent to renew the current term at least (ninety) 90 days prior to the end of the then current term, at CDF’s sole election and subject to Dealer’s consent, the term of this Agreement shall automatically renew for up to two successive one year periods thereafter. Upon termination of this Agreement, all Obligations to CDF hereunder shall become immediately due and payable without notice or demand. Upon any termination, Dealers shall remain fully and jointly and severally liable to CDF for all Obligations hereunder, including without limitation all fees, expenses and charges, arising prior to or after termination, and all of CDF’s rights and remedies and its security interest shall continue until all Obligations to CDF hereunder are paid and all obligations of Dealers to CDF hereunder are performed in full. All waivers and indemnifications in CDF’s favor, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.

18. Binding Effect; Participations. No Dealer may assign its interest in this Agreement without CDF’s prior written consent. CDF may assign or participate CDF’s interest, in whole or in part, without Dealers’ consent; provided that CDF shall retain a majority interest in this Agreement and shall not agree to modify the voting rights of participants as previously disclosed in writing to Dealer, unless a Default or any event which, with the giving of notice, the passage of time, or both would result in a Default, shall have occurred and be continuing at the time of such assignment or participation. This Agreement will protect and bind CDF’s and each Dealer’s respective heirs, representatives, successors and assigns, as the case may be.

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19. Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under the Agreement or under the UCC shall be in writing served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid or provided for, addressed to Dealers at their chief executive offices shown below or to any office to which CDF sends billing statements, or to CDF at its address shown in the preamble hereto, to the attention of its Credit Department, or at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or three (3) Business Days after deposit in the United States mail except that any notice of change of address shall not be effective until actually received.

20. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

21. Receipt of Agreement. Each Dealer acknowledges that it has received a true and complete copy of this Agreement. Each Dealer has read and understands this Agreement. Notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any Transaction Statement, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

22. Acceptance by CDF. CDF may accept this Agreement by issuance of an approval to a Vendor for the purchase of inventory by Dealers or by making an advance hereunder.

23. Miscellaneous. Time is of the essence regarding each Dealer’s performance of its obligations to CDF. Each Dealer’s liability to CDF is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. CDF may refrain from or postpone enforcement of this Agreement or any other agreements between CDF and a Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by CDF of a Default shall only be effective if in writing signed by CDF and transmitted to a Dealer. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If a Dealer fails to pay any taxes, fees or other obligations which may materially impair CDF’s interest in the Collateral, or fails to keep any Collateral insured, CDF may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) additional Obligations which Dealers owe to CDF, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full upon demand to Dealers. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. This Agreement may be validly executed in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind CDF unless in a writing signed by CDF and transmitted to Dealers. Among other symbols, CDF hereby adopts “GE Commercial Distribution Finance Corporation,” “GE Commercial Distribution Finance,” “GECDF” or “CDF” as evidence of its intent to authenticate a record.

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24. List of Dealers. The following persons are parties to this Agreement as Dealers:

DEALER NAME	TYPE OF ENTITY	JURISDICTION
MarineMax, Inc.	corporation	Delaware
MarineMax East, Inc.	corporation	Delaware
MarineMax Services, Inc.	corporation	Delaware
MarineMax Northeast, LLC	limited liability company	Delaware
Boating Gear Center, LLC	limited liability company	Delaware
US Liquidators, LLC	limited liability company	Delaware
Newcoast Financial Services, LLC My Web Services, LLC MarineMax Charter Services, LLC	limited liability company limited liability company limited liability company	Delaware Delaware Delaware

25. Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party’s remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that CDF may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Collateral.

26. BINDING ARBITRATION.

(a) Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (i) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (ii) any previous or subsequent agreement between CDF and any one or more Dealers; (iii) any act committed by CDF or by any parent company, subsidiary or affiliated company of CDF (the “CDF Companies”), or by any employee, agent, officer or director of a CDF Company whether or not arising within the scope and course of employment or other contractual representation of the CDF Companies provided that such act arises under a relationship, transaction or dealing between CDF and any one or more Dealers; and/or (iv) any other relationship, transaction or dealing between or among CDF and any one or more Dealers (collectively the “Disputes”), will be subject to and resolved by binding arbitration. Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000.00) in the aggregate in a court of competent jurisdiction. Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

Inventory Financing Agreement	21

(b) Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of either: (i) The American Arbitration Association (“AAA”); or (ii) United States Arbitration & Mediation (“USA&M”). The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all disputes between the parties. The arbitration rules are currently found at www.adr.org for AAA, and at www.usam-midwest.com for USA&M. AAA claims may be filed in any AAA office. Claims filed with USA&M shall be filed in its Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101. All arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000.00), exclusive of interest, costs and attorneys’ fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(c) Hearings. Each party hereby consents to a documentary hearing for all arbitration claims by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing if any party requests an oral hearing within forty (40) days after service of the claim and that party remits the appropriate deposit for fees and arbitrator compensation within ten (10) days of making the request. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator on documents and such party’s waiver of its request for an oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the designated arbitration association maintains a regional office that is closest to Dealers.

(d) Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than forty (40) days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (i) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (ii) the opposing party will be permitted to depose the expert witness(es); (iii) the opposing party will be permitted to designate rebuttal expert witness(es); and (iv) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

(e) Exemplary or Punitive Damages. The arbitrator(s) will not have the authority to award exemplary or punitive damages.

Inventory Financing Agreement	22

(f) Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

(g) Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent CDF’s or a Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive CDF’s or a Dealer’s right to compel arbitration of any Dispute.

(h) Attorneys’ Fees. If either a Dealer or CDF brings any other action for judicial relief with respect to any Dispute (other than those set forth in Sections 26(a) or 26(g) of this Agreement), the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either a Dealer or CDF brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action. Additionally, if a Dealer sues CDF or institutes any arbitration claim or counterclaim against CDF in which CDF is the prevailing party, Dealers will pay all costs and expenses (including attorneys’ fees) incurred by CDF in the course of defending such action or proceeding.

(i) Limitations. Any arbitration proceeding must be instituted: (i) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (ii) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute. Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur and will not resume until the date following the date either party is no longer subject to (A) bankruptcy, (B) receivership, (C) any proceeding regarding an assignment for the benefit of creditors, or (D) any legal proceeding, civil or criminal, which prohibits either party from foreclosing any interest it might have in the collateral of the other party.

(j) Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

Inventory Financing Agreement	23

27. Multiple Dealers; Joint and Several Liability; Designation of Authorized Representatives.

(a) All advances by CDF to and all other Obligations of any Dealer shall constitute one general obligation of all of the Dealers. Notwithstanding anything herein to the contrary, the Dealers shall be primarily and jointly and severally liable for all Obligations of any Dealer to CDF. Notwithstanding the foregoing, if and to the extent a Dealer is deemed to be a guarantor of another Dealer hereunder, such Dealer’s liability for any credit extended to or for the benefit of such other Dealer shall be deemed to be a guaranty of payment and performance, and not merely a guaranty of collection. To the fullest extent permitted by law, each Dealer hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations to CDF under this Agreement, and any requirement that CDF protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Dealer, any other person or any Collateral. Each Dealer agrees that any rights of subrogation, indemnification, reimbursement or any similar rights it may have against any other Dealer with respect to its liability hereunder or otherwise, whether such rights arise under an express or implied contract or by operation of law, shall be subject, junior and subordinate in all respect to all Obligations of such Dealer to CDF hereunder and that the enforcement of such rights shall be stayed until such time as the Dealers shall have indefeasibly paid in full all of the Obligations to CDF hereunder and CDF shall be under no duty to extend credit to or for the benefit of any Dealer. The liability of each Dealer shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other agreement between or among any one or more of the Dealers and CDF, (ii) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty or any release of any guarantor or any other person liable in whole or in part for all or any of the Obligations to CDF under this Agreement, (iii) the disallowance or avoidance of all or any portion of CDF’s claim(s) for repayment of the Obligations of any Dealer to CDF hereunder or of CDF’s interest in any security for such Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to, or discharge of, a Dealer or a guarantor or any other surety.

(b) Each Dealer (each, a “Principal”) hereby appoints each other Dealer (each, an “Agent”) as the Principal’s agent and attorney-in-fact (1) to take any action, (2) to execute any document or instrument, (3) to consent or agree to any amendment or other modification of this Agreement and/or any other agreements between or among any one or more of the Dealers and CDF and/or any waiver of or departure from any of the terms hereof or thereof, (4) to perform any Obligation to CDF under this Agreement of the Principal, and (5) to give or receive any notice by or to any Dealer hereunder or thereunder; and in each case without regard to whether any such action is done in the name of an Agent or a Principal and, if done in the name of an Agent, without regard to whether such Agent’s capacity as agent or attorney-in-fact is so designated. Without limiting the generality of the foregoing, an Agent may request extensions of credit to or on behalf of any one or more of the Dealers and/or incur any other Obligations for the account of any one or more of the Dealers, and in any such event all of the Dealers shall be fully and jointly and severally bound by and liable for the actions of such Agent. CDF shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by an Agent under this Agreement and/or any other agreements between or among any one or more of the Dealers and CDF (including without limitation, any request by an Agent to make credit extensions to or on behalf of itself and/or any one or more other Dealers) until three (3) Business Days after CDF shall have received written notice from each Principal of the revocation of this agency and power of attorney, which revocation shall constitute a Default.

Inventory Financing Agreement	24

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

(c) Each Dealer hereby authorizes any officer (and the Cash Manager and Treasury Manager in connection with (i) remittances to and from the [****], and (ii) requests pre-owned investnory advances pursuant to Section 1(c) of this Agreement) to act on behalf of such Dealer in connection with this Agreement, the certificates and documents contemplated hereby, and the transactions referenced herein and therein. CDF shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by such authorized persons under this Agreement and/or any other agreements between or among any one or more of the Dealers and CDF (including without limitation, any request by such authorized representative to make credit extensions to or on behalf of such Dealer) until three (3) Business Days after CDF shall have received written notice from such Dealer of the revocation of such person’s authority and the identity of each additional person authorized to act on behalf of such Dealer thereafter.

28. Governing Law. This Agreement and all agreements between or among Dealers and CDF have been substantially negotiated and will be substantially performed in the state of Illinois. Accordingly, all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA, which will control and govern all arbitration proceedings hereunder.

29. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALERS AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. SIMILARLY, IF THIS AGREEMENT OR A PARTICULAR DISPUTE HEREUNDER IS NOT SUBJECT TO ARBITRATION, DEALERS HEREBY CONSENT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ILLINOIS AND WAIVE ANY OBJECTION WHICH DEALERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT.

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Inventory Financing Agreement	25

THIS CONTRACT CONTAINS BINDING ARBITRATION,

JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

Dated: June 28, 2013.

MARINEMAX, INC.

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Vice President of Finance, Treasurer and Assistant Secretary
Tax ID:	59-3496957
Org. ID (if any): 2849981 8100

Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

MARINEMAX EAST, INC.

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	94-3382331
Org. ID (if any): 3332179 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

MARINEMAX SERVICES, INC.

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	74-2979572
Org. ID (if any): 3331764 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

Inventory Financing Agreement

MARINEMAX NORTHEAST, LLC

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	26-0668571
Org. ID (if any): 4402087 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

BOATING GEAR CENTER, LLC
By: MARINEMAX EAST, INC., the sole member of Boating Gear Center, LLC

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	20-2113374
Org. ID (if any): 3908460 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

US LIQUIDATORS, LLC

By:	/s/ Kurt M. Frahn

Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	20-5817473
Org. ID (if any): 4242668 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

Inventory Financing Agreement

MY WEB SERVICES, LLC

By: MARINEMAX, INC., the sole member of My Web Services, LLC

By:	/s/ Kurt M. Frahn
Print Name:	Kurt M. Frahn
Title:	Vice President of Finance, Treasurer and Assistant Secretary
Tax ID:	27-4689836
Org. ID (if any): 4933499
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

MARINEMAX CHARTER SERVICES, LLC

By: MARINEMAX EAST, INC., the sole member of MarineMax Charter Services, LLC

By:	/s/ Kurt M. Frahn
Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	45-3265782
Org. ID (if any): 5037331
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

NEWCOAST FINANCIAL SERVICES, LLC

By:	/s/ Kurt M. Frahn
Print Name:	Kurt M. Frahn
Title:	Assistant Secretary
Tax ID:	59-3529057
Org. ID (if any): 2920730 8100
Chief Executive Office and Principal Place of Business:		18167 US Highway 19 North
Suite 300
Clearwater, FL 33764

Inventory Financing Agreement

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Don Grabowski
Print Name:	Don Grabowski
Title:	Underwriting Manager

Inventory Financing Agreement

Exhibit A

Existing Vendors

Inventory Financing Agreement	A-1

Exhibit B

Existing Liens

Inventory Financing Agreement	B-1

Exhibit C

Permitted Locations

Inventory Financing Agreement	C-1

Exhibit D

Form of Compliance Certificate

Inventory Financing Agreement	D-1